Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

BLAST ENERGY SERVICES, INC.,

BLAST ACQUISITION CORP.,

AND

PACIFIC ENERGY DEVELOPMENT CORP.

1.	Amendment of the Articles.
2.	Plan of Reorganization.
3.	Terms of Merger.
4.	Delivery of Common and Preferred Shares.
5.	Representations of PEDCO.
6.	Representations of BLAST and BLAST Sub.
7.	Closing.
8.	Actions Prior to Closing.
9.	Conditions Precedent to the Obligations of PEDCO.
10.	Conditions Precedent to the Obligations of BLAST and BLAST Sub.
11.	Survival and Indemnification.
12.	Nature of Representations.
13.	Documents at Closing.
14.	Closing Covenants.
15.	Miscellaneous.
Signature Page

Exhibit A	Amended and Restated Certificate of Formation
Exhibit B	Articles of Merger (Nevada)
Exhibit C	PEDCO Amended and Restated Articles of Incorporation and Bylaws
Exhibit D	Form of Voting Agreement

Exhibit 5(i) PEDCO Subsidiaries
Exhibit 6(c) BLAST Subsidiaries

AGREEMENT OF AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (hereinafter, this "Agreement") effective as of this 13th day of January, 2012, by and among Blast Energy Services, Inc., a Texas corporation (hereinafter, "BLAST"); BLAST Acquisition Corp., a newly-formed Nevada corporation and wholly-owned subsidiary of BLAST(hereinafter, "BLAST Sub"), on one hand, and Pacific Energy Development Corp., a Nevada corporation (hereinafter, "PEDCO" or the “Surviving Corporation”) on the other hand, with reference to the facts set forth in the Recitals below.

RECITALS

A.           Purpose. BLAST desires to acquire PEDCO as a wholly-owned subsidiary and to issue shares of BLAST Common Stock and BLAST Preferred Stock (defined below), as applicable, to the stockholders of PEDCO upon the terms and conditions set forth herein.  BLAST Sub is a wholly-owned subsidiary corporation of BLAST that shall be merged with and into PEDCO, whereupon PEDCO shall be the surviving corporation of said merger and shall become a wholly-owned subsidiary of BLAST (BLAST Sub and PEDCO are sometimes collectively hereinafter referred to as the "Constituent Corporations").

B.           Amended and Restated Certificate of Formation.  The Board of Directors of BLAST deems it advisable and in the best interests of the corporation and its stockholders that BLAST amend and restate its Certificate of Formation to read in their entirety as set forth on the attached Exhibit A (the “Restated Articles of Incorporation”).  As soon as practical after the date hereof, but in any event prior to the closing of the Merger, the Board of Directors of BLAST shall seek to obtain, in compliance with the laws of the State of Texas and other applicable law, stockholder approval in order to duly authorize, effectuate and file the Restated Articles of Incorporation with the Secretary of State of the State of Texas (hereinafter the “Amendment of the Articles”).

C.           Plan of Merger. The boards of directors of BLAST, BLAST Sub and PEDCO, respectively, deem it advisable and in the best interests of such corporations and their respective stockholders that immediately after the Amendment of the Articles described above, BLAST Sub be merged with and into PEDCO pursuant to this Agreement and the attached Articles of Merger (hereinafter “Articles of Merger”, in substantially the form attached hereto as Exhibit B) and pursuant to and in accordance with applicable provisions of law, including the Nevada Revised Statutes (“NRS”) (such transaction hereafter referred to as the “Merger”).

D.           Capitalization of BLAST. As of the date hereof, BLAST has an authorized capitalization consisting of: (i) 180,000,000 shares of Common Stock, $0.001 par value, of which 70,275,095 shares are issued and outstanding as of the date hereof and 1,150,000 shares of common stock (the “Class Action Shares”) are approved but unissued, relating to a class action settlement from 2005  (collectively, the “BLAST Common Stock”), and (ii) 20,000,000 authorized shares of preferred stock (“BLAST Preferred Stock”), including (a) 8,000,000 authorized shares of Series A Convertible Preferred Stock, $0.001 par value, of which 6,000,0000 shares are issued and outstanding, and (b) one (1) authorized share of Series B Preferred Stock, $0.001 par value, of which one (1) share is issued and outstanding.  Further, there are currently outstanding options to purchase 4,350,459 shares of BLAST Common Stock, warrants to purchase 25,095,459 shares of BLAST Common Stock, and outstanding convertible notes and other cash obligations which may convert into 110,261,517shares of BLAST Common Stock (not including any accrued and unpaid interest thereon).

E.           Capitalization of BLAST Sub. As of the date hereof, BLAST Sub has an authorized capitalization consisting of 1,000 shares of $0.001 par value common stock, of which 1,000 shares shall be issued and outstanding and owned by BLAST immediately prior to the closing of the Merger.

F.           Capitalization of PEDCO. As of the date hereof, PEDCO has an authorized capitalization consisting of (i) 200,000,000 shares of common stock, $0.001 par value ("PEDCO Common Stock"), of which 16,202,261 shares are issued and outstanding, and (ii) 100,000,000 shares of Preferred Stock, $0.001 par value, including: (a) 25,000,000 authorized shares of Series A Preferred Stock ("PEDCO Series A Preferred Stock"), of which 7,501,669 shares are issued and outstanding, and (b) 75,000,000 remaining undesignated authorized shares of preferred stock ("PEDCO Undesignated Preferred Stock"), none of which are issued or outstanding (the PEDCO Series A Preferred Stock and the PEDCO Undesignated Preferred Stock shall be collectively referred to herein as the “PEDCO Preferred Stock”). Further, as of the date hereof (i) options to purchase up to 530,000 shares of PEDCO Common Stock, and warrants to purchase up to 100,000 shares of PEDCO Common Stock are issued and outstanding, (ii) warrants to purchase up to 480,000 shares of PEDCO Series A Preferred Stock are issued and outstanding, and (iii) PEDCO has an obligation to issue up to 1,333,334 shares of Series A Preferred Stock to third party sellers of certain oil and gas interests located in the State of Colorado’s Niobrara shale formation, pursuant to agreements previously provided to BLAST and its counsel (the “Niobrara Shares”).

G.           Additional PEDCO Equity Issuances.  It is contemplated that prior to the closing of the Merger, PEDCO will issue additional shares of PEDCO Series A Preferred Stock to accredited and/or non-U.S. investors who subscribe for shares of PEDCO Series A Preferred Stock currently being offered to accredited and non-U.S. investors in the Private Placement (as defined below in Section 3), as well as PEDCO Series A Preferred Stock, and warrants exercisable therefore, to certain placement agents engaged by PEDCO in connection with the Private Placement as compensation in connection therewith, pursuant to agreements previously provided to BLAST and its counsel.  Further, it is contemplated that prior to the closing of the Merger, PEDCO will issue approximately 1,666,667 additional shares of PEDCO Series A Preferred Stock (the “Eagle Ford Shares”) to certain third parties as partial consideration for PEDCO’s purchase of certain oil and gas interests located in the State of Texas’s Eagle Ford shale formation, pursuant to agreements previously provided to BLAST and its counsel.  PEDCO shall also be entitled under this Agreement to issue additional securities prior to the closing of the Merger, subject to the PEDCO Share Limitation set forth in Section 10(c) below.  Furthermore, it is contemplated that in the fourth quarter of 2012, following the closing of the Merger, PEDCO will be obligated to issue the Niobrara Shares to certain third party sellers as partial consideration for PEDCO’s purchase of certain oil and gas interests located in the State of Colorado’s Niobrara shale formation, pursuant to agreements previously provided to BLAST and its counsel.  Any of the foregoing additional equity interests that are issued and outstanding prior to the Merger shall be exchanged for BLAST Series A Preferred Stock and warrants exercisable therefore, as applicable, in the Merger on the same basis as all other authorized and outstanding shares of PEDCO Preferred Stock, PEDCO Common Stock, options and warrants are exchanged and as set forth below.  Further, in the event the Niobrara Shares are to be issued post-Merger, such obligation shall be assumed by BLAST in the Merger, and such shares shall be issued with identical terms and conditions as such Series A Preferred Stock would have been issuable by PEDCO, as BLAST Series A Preferred Stock (or BLAST Common Stock, in the event the BLAST Series A Preferred Stock has converted to BLAST Common Stock).

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Amendment of Articles. Subject to receipt of the requisite approvals detailed herein, the parties to this Agreement do hereby agree that BLAST shall amend and restate it articles of incorporation upon the terms and conditions set forth herein and in accordance with the provisions of the Business Organizations Code of the State of Texas (the “TBOC”).  The “Effective Time of Amendment" shall be that date on which the Restated Articles of Incorporation, substantially in the form attached as Exhibit A, which include a reverse stock split and a change of name of BLAST to “PEDEVCO Corp.,” and which is attached hereto and incorporated herein by reference for all purposes, are filed in the office of the Texas Secretary of State, all after satisfaction of the respective requirements of the applicable laws of said states prerequisite to such filings.

2. Plan of Reorganization.  The parties to this Agreement do hereby agree that immediately after the Effective Time of Amendment, BLAST Sub shall be merged with and into PEDCO upon the terms and conditions set forth herein and in accordance with the NRS and TBOC.  It is the intention of the parties hereto that this transaction shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

3. Terms of Merger.  In accordance with the provisions of this Agreement and the requirements of applicable law, BLAST Sub shall be merged with and into PEDCO as of the Effective Merger Date (the terms "Closing" and "Effective Merger Date" are defined in Section 7 hereof).  PEDCO shall be the Surviving Corporation and the separate existence of BLAST Sub shall cease when the Merger shall become effective.  Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a) Corporate Existence.

(1) Commencing with the Effective Merger Date: which shall only occur after the Amendment of the Articles, the Surviving Corporation shall continue its corporate existence as a Nevada corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(2) At the Effective Merger Date:  (i) the Certificate of Incorporation and the By-laws of PEDCO, in the forms attached hereto as Exhibit C which shall exist immediately prior to the Effective Merger Date, shall be and remain the Certificate of Incorporation and By-Laws of the Surviving Corporation; (ii) the members of the Board of Directors of PEDCO holding office immediately prior to the Effective Merger Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Merger Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who held offices of PEDCO at the Effective Merger Date shall continue to hold the same offices of the Surviving Corporation.

(b) Events Occurring Prior to the Closing.

(1)         Prior to the Effective Merger Date, the Board of Directors and the stockholders of BLAST shall duly authorize, effect and consummate the filing of the Amendment of the Articles, whereby (i) all of the then outstanding shares of BLAST Series A and Series B Preferred Stock shall be converted into shares of BLAST Common Stock on a one-to-one basis, and immediately thereafter (ii) all of BLAST’s then outstanding shares of BLAST Common Stock (including BLAST Common Stock from the newly converted BLAST Preferred Stock) shall be reverse split as described below.  As a result of the Amendment of the Articles, the total number of issued and outstanding shares of BLAST Common Stock outstanding immediately after the Amendment of the Articles but immediately prior to the Effective Merger Date, shall not exceed 2,400,000 shares on a fully-diluted, as converted basis (including shares of BLAST Common Stock issuable upon exercise or conversion of all outstanding warrants, options and shares reserved for future issuance (including the Class Action Shares) and other convertible securities, but not including any unissued amounts reserved under any stock option pool) (2,400,000 shall hereinafter be referred to as the “BLAST Conversion Amount”), and BLAST shall not have any outstanding shares of preferred stock immediately prior to the Effective Merger Date.  In connection with the Amendment to the Articles, each outstanding share of BLAST Common Stock will be converted automatically into that number of whole shares of BLAST Common Stock under the Restated Articles of Incorporation equal to such number of shares of BLAST Common Stock multiplied by a fraction (the “Blast Conversion Ratio”) equal to (a) the BLAST Conversion Amount divided by (b) the total number of shares of Common Stock, Preferred Stock, options and warrants issued or issuable by BLAST immediately prior to the conversion (the “Conversion”), as further described in the Restated Articles of Incorporation.  Each outstanding option, warrant and right to receive shares of BLAST prior to the Conversion shall by its terms automatically evidence an option, warrant or right to receive shares of BLAST as adjusted for the Blast Conversion Ratio (including the total number of shares issuable in connection therewith and the exercise or conversion price of such security, as applicable), as further described in the Restated Articles of Incorporation.  For clarification, all outstanding shares of BLAST Preferred Stock shall be converted into BLAST Common Stock under the Restated Articles of Incorporation at the consummation of the Amendment of the Articles, and then shall be subject to the reverse split.  The BLAST Conversion Amount may be reduced as described in Section 14(l) below. No fractional shares will be issued in connection with the foregoing conversion and reverse split.  Instead of issuing fractional shares, BLAST will issue one full share of the post-Amendment of the Articles BLAST Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Amendment of the Articles.  In connection with the Amendment of the Articles, upon receipt of the necessary stockholder approval, the Board of Directors of BLAST shall cause the Restated Articles of Incorporation to be filed with the Texas Secretary of State;

(2)           Prior to the Effective Merger Date, and further in connection with the Amendment of the Articles above, the Board of Directors of BLAST shall duly authorize the Amendment of the Articles and the filing of the Restated Articles of Incorporation in substantially the form attached hereto as Exhibit A so that BLAST shall have an authorized capitalization consisting of 300,000,000 shares of capital stock, which shall consist of 200,000,000 shares of common stock, $0.001par value per share ("Common Stock"), of which not more than 2,400,000 shares (including shares issuable upon exercise or conversion of convertible securities) will be issued and outstanding immediately prior to the Effective Merger Date; and 100,000,000 authorized shares of Preferred Stock, including (a) 25,000,000 authorized shares of Series A Preferred Stock, $0.001 par value per share ("Series A Preferred Stock"), of which no shares will be issued and outstanding as of immediately prior to the Effective Merger Date, and (b) 75,000,000 remaining undesignated authorized shares of preferred stock ("Undesignated Preferred Stock"), of which none will be issued and outstanding as of immediately prior to the Effective Merger Date (the  Series A Preferred Stock and the Undesignated Preferred Stock shall be collectively referred to herein as the “Preferred Stock”); and

(3)           It is currently contemplated that prior to the Effective Merger Date, PEDCO shall (i) close its Private Placement under Regulation D, Rule 506, and Regulation S, each as promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which it shall issue not less than 4,000,000 and not more than 25,000,000 shares of PEDCO Series A Preferred Stock (the “Private Placement”).  All of the shares of PEDCO Series A Preferred Stock issued as part of the Private Placement shall be included in the shares of PEDCO that are outstanding at the time of the Merger and shall be converted or exchanged in the Merger in accordance with Section 3(c)(2) below.

(c) Conversion of Securities.

As of the Effective Merger Date and without any action on the part of BLAST, BLAST Sub, PEDCO or the holders of any of the securities of any of these corporations, each of the following shall occur:

(1) Each share of PEDCO Common Stock issued and outstanding immediately prior to the Effective Merger Date shall be converted into one (1) share of BLAST Common Stock.  All such shares of PEDCO Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 4 hereof, certificates evidencing such number of shares of BLAST Common Stock into which such shares of PEDCO Common Stock were converted.  The holders of such certificates previously evidencing shares of PEDCO Common Stock outstanding immediately prior to the Effective Merger Date shall cease to have any rights with respect to such shares of PEDCO Common Stock except as otherwise provided herein or by law;

(2) Each share of PEDCO Series A Preferred Stock issued and outstanding immediately prior to the Effective Merger Date shall be converted into one (1) share of BLAST Series A Preferred Stock.  All such shares of PEDCO Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 4 hereof, certificates evidencing such number of shares of BLAST Series A Preferred Stock into which such shares of PEDCO Series A Preferred Stock were converted.  The holders of such certificates previously evidencing shares of PEDCO Series A Preferred Stock outstanding immediately prior to the Effective Merger Date shall cease to have any rights with respect to such shares of PEDCO Series A Preferred Stock except as otherwise provided herein or by law;

(3) Any shares of PEDCO capital stock held in the treasury of PEDCO immediately prior to the Effective Merger Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(4) At the Closing, each outstanding option, warrant and other right to acquire shares of PEDCO capital stock shall automatically become an option, warrant or right to acquire an equivalent number of shares of BLAST capital stock; and

(5) Each share of capital stock of BLAST Sub issued and outstanding immediately prior to the Effective Merger Date shall remain in existence as one (1) share of common stock of the Surviving Corporation, which shall be wholly-owned by BLAST.

(d) Merger.

(1) Immediately after the conversion of the securities above, upon the effectiveness of the Merger, (A) each outstanding option, warrant or right to purchase PEDCO Common Stock, whether or not then exercisable, shall be converted into an option, warrant or right to purchase (in substitution for each share of PEDCO Common Stock subject to an PEDCO option or warrant) one (1) share of BLAST Common Stock, and (B) each outstanding option, warrant or right to purchase, or PEDCO obligation to issue, PEDCO Series A Preferred Stock (including the obligation to issue the Niobrara Shares), whether or not then exercisable, shall be converted into an option, warrant or right to purchase, or right to receive (in substitution for each share of PEDCO Series A Preferred Stock subject to an PEDCO option or warrant or right to receive) one (1) share of BLAST Series A Preferred Stock, in each case at a price equal to the exercise price in effect immediately prior to the Merger.  All other terms and conditions of each PEDCO option or warrant or issuance right shall remain the same.

(2) Immediately prior to the Closing, the number of directors of BLAST will be three (3).  Effective as of the Closing, the then existing directors of BLAST shall nominate and elect to the Board of Directors Frank Ingriselli, Michael Peterson, and Jamie Tseng, and all of the persons serving as directors and officers of BLAST immediately prior to the Closing shall thereafter resign from all of their positions with BLAST effective immediately as of the Closing, and the newly designated directors shall commence at that time their respective terms (the “Director Change”).

(3) PEDCO, Blast and Blast Sub will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable.  If, at any time after the Closing, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the property, rights, privileges, power and franchises of PEDCO, the officers and directors of PEDCO immediately prior to the Closing are fully authorized in the name of their respective corporation or otherwise to take, and will take, all such lawful and necessary action.

(4) Shares of PEDCO Common Stock and PEDCO Preferred Stock which are issued and outstanding immediately prior to the Effective Merger Date and which are held by persons who are entitled to and have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with the NRS (the “Dissenting Shares”), will not be converted into the right to receive BLAST Common Stock or BLAST Preferred Stock, as applicable, and holders of such shares of PEDCO Common Stock and PEDCO Preferred Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares in accordance with the provisions of the NRS unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the NRS.  If, after the Closing, any such holder fails to perfect or effectively withdraws or loses such right, such shares of PEDCO Common Stock and PEDCO Preferred Stock will thereupon be treated as if they had been converted on the Effective Merger Date into the right to receive BLAST Common Stock or BLAST Preferred Stock, as applicable, without any interest thereon.

4. Delivery of Common and Preferred Shares.

(a) On or as soon as practicable after the Effective Merger Date, PEDCO will use reasonable efforts to cause all holders of PEDCO Preferred and Common Stock, including the holders of Series A Preferred Stock acquired in the Private Placement (collectively, the “PEDCO Stockholders”) to surrender to Blast’s transfer agent for cancellation certificates representing their shares of PEDCO Common Stock and PEDCO Preferred Stock, as applicable, against delivery of certificates representing the shares of BLAST Common Stock and BLAST Preferred Stock, as applicable, for which the PEDCO shares are to be converted in the Merger.  Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Merger Date, represented PEDCO Common Stock or PEDCO Preferred Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of BLAST Common Stock or BLAST Preferred Stock, as applicable, into which the shares of PEDCO Common Stock and PEDCO Preferred Stock represented by such PEDCO certificate shall have been so converted.

(b) None of the BLAST Common Stock or BLAST Preferred Stock issued in the Merger may be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from.  In the absence of an effective registration statement covering such shares or any available exemption from registration under the Act, such shares must be held indefinitely.  The certificates representing such shares shall bear a legend to that effect.  The BLAST Common Stock and BLAST Preferred Stock issued in the Merger may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met.  Among the conditions for use of Rule 144 is the availability of current information to the public about BLAST.

5. Representations of PEDCO. PEDCO hereby represents and warrants as follows, which warranties and representations shall also be true as of the Effective Merger Date:

(a) As of the date hereof, the total number of shares of PEDCO Common Stock issued and outstanding is 16,202,261, and the total number of shares of PEDCO Series A Preferred Stock issued and outstanding is 7,501,669.  Further, as of the date hereof there are outstanding (i) options to purchase 530,000 shares of PEDCO Common Stock, (ii) warrants to purchase 100,000 shares of PEDCO Common Stock, and (iii) warrants to purchase up to 480,000 shares of PEDCO Series A Preferred Stock, as set forth in greater detail on Schedule 5(a).  Other than the shares of PEDCO Series A Preferred Stock that may be issued prior to the Closing pursuant to the Private Placement (which shall not exceed the PEDCO Share Limitation described in Section 10(c) below), the Eagle Ford Shares that are contemplated to be issued prior to the Effective Merger Date, and the Niobrara Shares that are contemplated to be issued in the fourth quarter of 2012, each as described in Recital G above, the foregoing shares, options and warrants represent all of the shares of PEDCO’s capital stock that will be issued and outstanding, or in the case of warrants and options, issuable, as of the Effective Merger Date.

(b) The PEDCO Common Stock and PEDCO Preferred Stock constitute duly authorized and validly issued shares of capital stock of PEDCO.  All issued and outstanding shares of PEDCO Common Stock and PEDCO Preferred Stock are fully paid and nonassessable.

(c) The PEDCO audited financial statements from inception through September 30, 2011 (the “PEDCO Statement Date”), which have been made available to BLAST (hereinafter referred to as the "PEDCO Financial Statements"), to the best of PEDCO’s Knowledge, fairly present in all material respects the financial condition of PEDCO as of the dates thereof and the results of its operations for the periods covered in accordance with United States generally accepted accounting principles (“GAAP”).  As used in this Agreement with respect to a particular party, the word “Knowledge” means the actual knowledge of any of the existing officers or directors of such party.  Other than as set forth in Schedule 5(c) attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the PEDCO Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since the PEDCO Statement Date.  No such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of PEDCO as reflected in the PEDCO Financial Statements.  PEDCO has or will have at the Closing good title to all assets shown on the PEDCO Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein, and liens and encumbrances of record.  The PEDCO Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except for the absence of footnotes).

(d) Except as set forth in Schedule 5(d) or as otherwise disclosed in the “Subsequent Events” footnotes to the PEDCO Financial Statements, since the PEDCO Statement Date, there has not been any material adverse change in the financial position of PEDCO.

(e) PEDCO is not a party to any material pending litigation or any governmental investigation or proceeding not reflected in the PEDCO Financial Statements, and, to PEDCO’s Knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against PEDCO.

(f) PEDCO is in good standing in its state of incorporation, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would not have a material adverse effect on PEDCO.

(g) PEDCO has, or by the Effective Merger Date will have, filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Merger Date, except where failure to do so would not have a material adverse effect on PEDCO.

(h) PEDCO has not materially breached any material agreement to which it is a party.  PEDCO has made available to BLAST for review copies of or access to all material contracts, commitments or agreements to which PEDCO is a party, including all contracts covering relationships or dealings with related parties or affiliates.

(i) PEDCO has no subsidiaries except as listed on Exhibit 5(i) attached hereto.

(j) PEDCO has made its corporate financial records, minute books, and other corporate documents and records available for review to representatives of BLAST.

(k) PEDCO has (and at the Closing will have) disclosed in writing to BLAST on an Exhibit or Schedule hereto all events, conditions and facts materially affecting the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of PEDCO.

(l) Subject to the receipt of stockholder approval, PEDCO has the corporate power to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will prior to the Closing and the Effective Merger Date be duly authorized by the Board of Directors of PEDCO and by the stockholders of PEDCO.  The execution of this Agreement does not violate or breach any agreement or contract to which PEDCO is a party, and PEDCO, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which PEDCO is a party.  The execution and performance of this Agreement will not violate or conflict with any provision of the Amended and Restated Articles of Incorporation or By-laws of PEDCO.

(m) Information regarding PEDCO which has been delivered by PEDCO to BLAST for use in connection with the Merger, is true and accurate in all material respects.

(n) To PEDCO’s Knowledge, no representation or warranty by PEDCO contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading.  There is no current or prior event or condition of any kind or character pertaining to PEDCO that may reasonably be expected to have a material adverse effect on PEDCO or its subsidiaries.  Except as specifically indicated elsewhere in this Agreement, all documents delivered by PEDCO in connection herewith have been and will be complete originals, or exact copies thereof.

(o) To PEDCO’s Knowledge, assuming all corporate and stockholder consents and approvals have been obtained and assuming the appropriate filings and mailings are made by PEDCO with the Secretary of State of Nevada and Texas, the execution and delivery by PEDCO of this Agreement and the closing documents and the consummation by PEDCO of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); or (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to PEDCO, or its business or assets.  PEDCO is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder or impair the continued operation of the business of PEDCO (or to the Knowledge of PEDCO, the continued operation of the business of PEDCO) after the Closing.

(p) PEDCO has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(q) To PEDCO’s Knowledge, there is no material Legal Proceeding or Order (a) pending, threatened or anticipated against or affecting the business, assets or operations of PEDCO (the “PEDCO Business”); (b) that challenges or that may have the effect of preventing, making illegal, delaying or otherwise interfering with any of the transactions contemplated herein; or (c) related to the PEDCO Business.  To the Knowledge of PEDCO, there is no reasonable basis for any such Legal Proceeding or Order.  To the knowledge of PEDCO, no officer, director, partner, agent or employee of PEDCO is subject to any Order that prohibits such officer, director, partner, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the PEDCO Business.  The PEDCO Business is not subject to any Order of any Regulatory Authority and PEDCO is not engaged in any Legal Proceeding relating to the PEDCO Business to recover monies due to it or for damages sustained by it.  PEDCO is not and has not been in default with respect to any Order relating to the PEDCO Business, and there are no unsatisfied judgments against PEDCO relating to the PEDCO Business.  There are no Orders or agreements with, or Liens by, any Regulatory Authority or quasi-governmental entity relating to any environmental Law, which regulate, obligate, bind or in any way affect PEDCO or any property on which PEDCO operates the PEDCO Business.  “Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator. “Order” means any writ, judgment, decree, ruling, injunction or similar order of any Regulatory Authority (in each such case whether preliminary or final). “Regulatory Authority” means: any (i) federal, state, local, municipal or foreign government; (ii) governmental or quasi-governmental authority of any nature (including without limitation any governmental agency, branch, department, official, instrumentality or entity and any court or other tribunal); (iii) multi-national organization or body; or (iv) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulation or taxing authority or power of any nature.

(r)  To the Knowledge of PEDCO, the conduct of the PEDCO Business is and at all times has been in compliance with all Laws or Orders applicable to the conduct and operations of the PEDCO Business.  PEDCO has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws or Orders or (ii) any actual, alleged, possible or potential obligation on the part of PEDCO to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to the PEDCO Business.  No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by PEDCO of, or a failure on the part of PEDCO, any such Laws or Orders or (ii) may give rise to any obligation on the part of PEDCO to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except, in either case separately or the cases together, where such violation or failure to comply could not reasonably be expected to have a Material Adverse Effect on, the PEDCO Business.  “Laws” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Law. “Material Adverse Effect” with respect to a Person means a material adverse effect on (i) the assets, liabilities, condition (financial or otherwise), properties, business or prospectus of such Person, (ii) the validity, binding effect or enforceability of this Agreement against such Person or (iii) the ability of such Person to perform its obligations under this Agreement. “Person” means any natural person, individual, firm, corporation, including a non-profit corporation, partnership, trust, unincorporated organization, association, limited liability company, labor union, Regulatory Authority or other entity.

(s)  To PEDCO’s Knowledge, none of PEDCO, or any of its directors, officers or any employee or other Person affiliated with or acting for or on behalf of PEDCO, has, directly or indirectly, (i) made any contribution, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of PEDCO or any of its Affiliates or (D) in violation of any Laws of the United States (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. Sections 78dd-1 et seq.)) or any laws of any other country having jurisdiction; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of PEDCO.

(t) There is no agreement, judgment, injunction, order or decree binding upon PEDCO which has the effect of prohibiting or materially impairing (a) any current or future business practice of PEDCO or (b) any acquisition of any Person or property by PEDCO, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Material Adverse Effect on PEDCO as it relates to the PEDCO Business.

(u) Except as set forth on Schedule 5(u), none of PEDCO, any Affiliate thereof, holders of the ownership interest of PEDCO or any Affiliate or family member thereof is presently or has, since December 31, 2010, borrowed any moneys from or has any outstanding debt or other obligations to PEDCO or is presently a party to any transaction with PEDCO relating to the PEDCO Business.  Except as set forth on Schedule 5(u) of the PEDCO Disclosure Schedules, none of PEDCO or any Affiliate thereof, or any director, officer, partner or key employee of any such Persons (a) owns any direct or indirect interest of any kind in (except for ownership of less than 1% of any public company, provided, that such owner’s role is that solely of a passive investor), or controls or is a director, officer, employee or partner of, consultant to, lender to or borrower from, or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of PEDCO, (ii) engaged in a business related to the PEDCO Business or (iii) a participant in any transaction to which PEDCO is a party, or (b) is a party to any Contract with PEDCO.  Except as set forth on Schedule 5(u), PEDCO has no Contract or understanding with any officer, director or key employee of PEDCO or any of PEDCO’s partners or any Affiliate or family member thereof with respect to the subject matter of this Agreement, the consideration payable hereunder or any other matter.  Schedule 5(u) sets forth each transaction that PEDCO would be required to disclose for the past three years pursuant to Item 404 of Regulation S-K of the Securities Act, as if such Person were subject to such disclosure requirements.  “Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.  “Contract” means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, covenant not to compete, license, instrument, commitment, obligation, promise or undertaking (whether written or oral and whether express or implied).

(v) PEDCO shall assist BLAST and supply BLAST whatever information and disclosures that BLAST may deem reasonably necessary in connection with the preparation of a Schedule 14C or Schedule 14A (the “Proxy Statement”) disclosing the terms of the Conversion and where applicable and/or required by the Securities and Exchange Commission, the terms and conditions of the Merger and operations and financial statements (as required) of PEDCO. All information supplied by PEDCO for inclusion in the Proxy Statement shall be accurate and shall comply in all respects with the requirements of the Securities and Exchange Commission’s rules and regulations.

6. Representations of BLAST and BLAST Sub. BLAST and BLAST Sub, hereby jointly and severally represent and warrant to PEDCO as follows as of the date hereof, each of which representations and warranties shall continue to be true as of the Effective Merger Date:

(a) As of the Effective Merger Date, the shares of BLAST Common and Preferred Stock to be issued and delivered to the PEDCO Stockholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, and nonassessable shares of BLAST capital stock, free of all liens and encumbrances.

(b) Subject to the receipt of stockholder approval, BLAST and BLAST Sub have the corporate power to enter into this Agreement and to perform their obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will prior to the Closing and the Effective Merger Date be duly authorized by the respective Boards of Directors, and to the extent legally required, stockholders, of BLAST, and BLAST Sub.  The execution and performance of this Agreement will not constitute a breach of any agreement, indenture, mortgage, license or other instrument or document to which BLAST or BLAST Sub is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to BLAST or BLAST Sub or their respective properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles or Certificate of Incorporation or by-laws of BLAST or BLAST Sub. This Agreement has been duly and validly executed and delivered by BLAST and BLAST Sub and constitutes a legal, valid and binding obligation of BLAST and BLAST Sub enforceable against BLAST and BLAST Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(c) BLAST has delivered to PEDCO a true and complete copy of its audited financial statements for the fiscal years ended December 31, 2009 and 2010, and its reviewed financial statements for the nine months ended September 30, 2011 (the "BLAST Financial Statements").  The BLAST Financial Statements are complete, accurate and fairly present the financial condition of BLAST as of the dates thereof and the results of its operations for the periods then ended.  There are no material liabilities or obligations either fixed or contingent not reflected therein.  The BLAST Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of BLAST as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.  BLAST Sub has no financial statements because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the ordinary course in connection with its incorporation in Nevada.  BLAST has no subsidiaries except for BLAST Sub and the subsidiaries listed on Exhibit 6(c) attached hereto.

(d) BLAST maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of BLAST, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of BLAST are being made only in accordance with authorizations of management and directors of BLAST, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of BLAST’s assets that could have a material effect on its financial statements.

(e) Since September 30, 2011 (the “BLAST Statement Date”), there have not been any material adverse changes in the financial condition of BLAST.

(f) Neither BLAST nor BLAST Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the BLAST Financial Statements and the BLAST SEC Documents (defined in Section 6 below), and to the Knowledge of BLAST or BLAST Sub, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting BLAST Sub, BLAST, or the management or properties of BLAST or BLAST Sub.

(g) BLAST and BLAST Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would not have a material adverse effect on BLAST or BLAST Sub.  Neither corporation is required to be qualified to do business in any state other than the states of Texas and California (for BLAST) and Nevada (for BLAST Sub).

(h) BLAST and BLAST Sub have filed all federal, state, county and local income, excise, property and other tax, governmental and other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the BLAST Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received, except where the absence or lack of such filing or payment would not result in a material adverse effect on BLAST or BLAST Sub.  Neither BLAST nor BLAST Sub is delinquent or obligated for any material tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(i) As of the date of this Agreement, BLAST's authorized capital stock consists of 180,000,000 of shares of BLAST Common Stock, par value $0.001 per share, of which 70,275,905 shares are issued and outstanding as of the date hereof and 1,150,000 shares are reserved for issuance in connection with the Class Action Shares; and 20,000,000 authorized shares of BLAST Preferred Stock, (a) including (i) 8,000,000 authorized shares of BLAST Series A Preferred Stock, par value $0.001 per share, of which 6,000,000 shares are issued and outstanding as of the date hereof, and (ii) one (1) authorized share of BLAST Series B Preferred Stock, par value $0.001 per share, of which one (1) share is issued and outstanding as of the date hereof, and (b) and 11,999,999 remaining undesignated authorized shares of BLAST Preferred Stock, of which none are issued or outstanding as of the date hereof.  Further, there are currently outstanding options to purchase 4,350,459 shares of BLAST Common Stock, warrants to purchase 25,095,089 shares of BLAST Common Stock, and outstanding convertible notes and other cash obligations which can convert into 110,261,517  shares of BLAST Common Stock (subject to additional amounts of interest incurred after December 31, 2011).

(j) Immediately after the Amendment of the Articles but prior to the Effective Merger Date, BLAST’s authorized capital stock shall consist of 200,000,000 shares of BLAST Common Stock, $0.001 par value, of which not more than 2,400,000 shares will be issued and outstanding as of the Effective Merger Date (including all outstanding options and warrants convertible into BLAST Common Stock), and 100,000,000 authorized shares of BLAST Preferred Stock, including (a) 25,000,000 authorized shares of BLAST Series A Preferred Stock, $0.001 par value, of which no shares shall be issued or outstanding, and (b) 75,000,000 remaining BLAST Undesignated Preferred Stock, of which none shall be issued or outstanding. BLAST Sub's capitalization consists solely of 1,000 authorized shares of $0.001 par value common stock ("BLAST Sub's Common Stock"), of which 1,000 shares are outstanding, all of which are owned by BLAST, free and clear of all liens, claims and encumbrances.  All outstanding shares of capital stock of BLAST and BLAST Sub are, and shall be at Closing, validly issued, fully paid and nonassessable.  There are no existing options, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of BLAST Sub, other than as described on Schedule 6(i) hereto.

(k) The financial records, minute books, and other documents and records of BLAST and BLAST Sub in the actual possession of the management of these entities have been made available to PEDCO prior to the Closing.  The records and documents of BLAST and BLAST Sub that have been delivered to PEDCO constitute all of the records and documents of BLAST and BLAST Sub that are in the possession of BLAST or BLAST Sub.

(l) Except as disclosed in the BLAST SEC Documents, neither BLAST nor BLAST Sub has breached, nor is there any pending, existing, or to the Knowledge of BLAST or BLAST Sub, threatened claim that BLAST or BLAST Sub has breached, any of the terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which its properties are bound.  The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which BLAST or BLAST Sub is subject.  Each of BLAST and BLAST Sub confirm that all material contracts and commitments and all material existing relationships or dealings with related or controlling parties or affiliates have previously been disclosed in the BLAST SEC Documents or in writing to PEDCO.

(m) To the best of BLAST’s Knowledge, BLAST has complied with all of the provisions relating to the issuance of shares, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances.  There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws.  To the best of BLAST’s Knowledge, all issued and outstanding shares of BLAST equity and other securities were offered and sold in compliance with federal and state securities laws.

(n) Except as disclosed in the BLAST SEC Documents, to the best of BLAST’s knowledge, BLAST is and has been in compliance with, and BLAST has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations (including, by way of example and not limitation the Sarbanes-Oxley Act of 2002 “SOX”)) and environmental laws and regulations, except where such noncompliance did not and will not have, in the aggregate, a material adverse effect on BLAST.  Without limiting the generality of the foregoing, BLAST maintains effective internal financial controls and procedures and disclosure controls in accordance with the requirements of SOX.  BLAST is not currently subject to and has not received any outstanding notice of any noncompliance with the foregoing, nor is it aware of any outstanding claims or threatened claims in connection therewith.

(o) BLAST has filed or furnished, as applicable, on a timely basis (in each case except as otherwise disclosed therein), all forms, statements, certifications, reports and documents, together with any amendments required to be made with respect thereto, required to be filed or furnished by it with (i) the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933 (such forms, statements, reports and documents, the “BLAST SEC Documents”), (ii) FINRA, and (iii) any applicable state or regional securities regulators or authorities (collectively, the “Required Documents”). As of their respective dates, the Required Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, the Securities Act of 1933, the FINRA rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed, none of the Required Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(p) Except as disclosed in the BLAST SEC Documents, no aspect of BLAST’s past or present business, operations or assets is of such a character as would restrict or otherwise hinder or impair BLAST from carrying on the business of BLAST as it is presently being conducted by BLAST.

(q) BLAST has no officers, directors, employees, consultants or independent contractors other than those listed on Schedule 6(p) hereto.

(r) To the best of BLAST’s Knowledge, other than as disclosed in the BLAST SEC Documents, this Agreement and the transactions contemplated hereby, and as listed on Schedule 6(q), neither BLAST or BLAST Sub is party to any material contracts or commitments.

(s) Except as contemplated by this Agreement, or as disclosed in writing to PEDCO, the execution and delivery by BLAST and BLAST Sub of this Agreement and the closing documents and the consummation by BLAST and BLAST Sub of the transactions contemplated hereby and thereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect on BLAST and BLAST Sub); or (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to BLAST, BLAST Sub, or their business or assets.  Neither BLAST nor BLAST Sub is subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder or impair the continued operation of the business of BLAST (or to the Knowledge of BLAST, the continued operation of the business of PEDCO) after the Closing.

(t) Brokers' Fees. Neither BLAST nor BLAST Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

7. Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger and the Amendment of the Articles (the “Closing”) will take place at the offices of TroyGould Professional Corporation located at 1801 Century Park East, 16th Floor, Los Angeles, California 90067, or at such other place as the parties mutually agree, at 10:00 a.m. local time on the second business day after the day on which the last of the closing conditions set forth in this Agreement have been satisfied or waived, or such other date as the parties mutually agree upon in writing (the “Closing Date”). The "Effective Merger Date" shall be that date and time specified in the Certificate of Merger as the date on which the Merger shall become effective, together with any other applicable requirements under FINRA.

8. Actions Prior to Closing.

(a) (1) Prior to the Closing, PEDCO on the one hand, and BLAST and BLAST Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein.  (2) Until the Closing, and if the Closing shall not occur, hereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure).  If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination.  The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b) Prior to the Closing, PEDCO, BLAST and BLAST Sub, agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties, other than a Press Release and Current Form 8-K issued by BLAST (the form and substance of which shall be reasonably satisfactory to PEDCO), and a similar disclosure to PEDCO Stockholders, advisors, consultants, partners and potential investors and partners (the form and substance of which shall be reasonably satisfactory to BLAST), and statements or communications regarding the same and contents thereof.  Other than the foregoing, in the event that BLAST is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, BLAST shall provide PEDCO with a copy of the proposed disclosure no less than 24 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that PEDCO may request.

(c) Other than as provided for in the Restated Articles of Incorporation referenced in Section 3(b)(2) herein, BLAST covenants to PEDCO that there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights, options or warrants issued in respect of BLAST's Common Stock or BLAST Preferred Stock after the date hereof and there shall be no dividends or other distributions paid on BLAST's Common Stock or BLAST Preferred Stock, after the date hereof, in each case through and including the Effective Merger Date.  BLAST and BLAST Sub shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby.  In the event BLAST desires to reprice any BLAST options or warrants, the terms and conditions of such repricing must be reasonably satisfactory to PEDCO.

(d) Prior to the Closing, the board of directors of each of BLAST and BLAST Sub shall cause the resignations of the officers and directors of BLAST and BLAST Subs of the Closing, and take such action as is necessary to appoint the PEDCO nominees to the BLAST Board of Directors.

(e) BLAST will not (and will not cause or permit any of its subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of all or substantially all of the capital stock or assets of BLAST (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that BLAST, and its directors and officers, will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity to do or seek any of the foregoing to the extent their fiduciary duties may require.

(f) As soon as practicable following the execution of this Agreement, the parties shall work together to prepare and file with the SEC a proxy statement in respect of the Merger, the Amendment of the Articles and the transactions contemplated hereby (the “Proxy Statement”), which Proxy Statement shall be used in respect of soliciting approval of the Merger, the Amendment of the Articles and this Agreement by BLAST’s shareholders.

(g) As soon as practicable after execution of this Agreement, the parties shall use commercially reasonable efforts to obtain any necessary consents, approvals, authorizations or orders of, make any registrations or filings with or give any notices to, any regulatory authority or person as is required to be obtained, made or given by any party to consummate the transactions contemplated by this Agreement.

(h) Each party shall promptly notify the other parties of any material adverse change in the condition (financial or otherwise) of such party.  Each party shall promptly notify the other parties of any fact, event, circumstance or action known to it that is reasonably likely to cause such party to be unable to perform any of its covenants contained herein or any condition precedent herein not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to another party pursuant to this Agreement or the existence or occurrence of which would cause any of such party’s representations or warranties under this Agreement not to be correct and/or complete.  Each party shall give prompt written notice to the other parties of any adverse development causing a breach of any of the representations and warranties herein as of the date made.

(i) Prior to the Closing, BLAST shall use commercially reasonable efforts to cause the holders of at least 51% of the issued and outstanding shares of each class of its capital stock to enter into a voting agreement in the form attached hereto as Exhibit D.

9. Conditions Precedent to the Obligations of PEDCO.  All obligations of PEDCO under this Agreement are subject to the fulfillment, prior to or as of the Closing or the Effective Merger Date, as indicated below, of each of the following conditions:

(a) The representations and warranties by or on behalf of BLAST and BLAST Sub contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all material respects at and as of the Closing and Effective Merger Date as though such representations and warranties were made at and as of such time.

(b) BLAST and BLAST Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c) On or before the Closing, the directors, and to the extent legally required, the stockholders of BLAST and BLAST Sub shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement, the Amendment of the Articles, and the Restated Articles of Incorporation and the consummation of the transactions contemplated herein in accordance with applicable Texas and Nevada law.

(d) On or before the Effective Merger Date, BLAST and BLAST Sub shall have delivered certified copies of resolutions of the sole stockholder and director of BLAST Sub and of the directors of BLAST approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable BLAST and BLAST Sub to comply with the terms of this Agreement, including the election of PEDCO's nominees to the Board of Directors of BLAST and all matters outlined or contemplated herein.

(e) The Merger shall be permitted by applicable state law and otherwise and BLAST shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(f) The capitalization of BLAST shall be as set forth in Section 6 herein.

(g) At Closing, all of the directors and officers of BLAST shall have resigned in writing from their positions as directors and officers of BLAST effective upon the election and appointment of the PEDCO nominees, and the directors of BLAST shall take such action as may be necessary or desirable regarding such election and appointment of PEDCO nominees.

(h) On or before the Closing, BLAST shall have received confirmation of a release or waiver of any liens on its working interest in a 2,500 acre lease of the Guijarral Hills Oil Field, which includes the Kreyenhagen Shale formation in the San Juan Valley, Fresno County, California, in a form reasonably acceptable to PEDCO.

(i) PEDCO shall have received the reasonable assurance, to the extent it deems necessary, that BLAST is current it its applicable SEC reporting requirements.

(j) PEDCO shall have received the reasonable assurance, to the extent it deems necessary, that the promissory notes listed on Schedule 9(j) have been fully satisfied, waived or converted into BLAST capital stock (subject to the restrictions herein) prior to the Closing.

(k) BLAST shall have obtained D&O “tail” insurance, and all other general commercial and other applicable insurance coverage extensions and/or assignments (including for environmental liabilities, as applicable) as reasonably acceptable to PEDCO.

(l) PEDCO shall have received the reasonable assurance of its certified public accountants, to the extent it deems necessary, that its financial audit shall be concluded at the proper time in order to be in full compliance will applicable SEC reporting requirements in connection with the Merger and the Closing of this transaction.

(m) The shares of restricted BLAST capital stock to be issued to PEDCO Stockholders at Closing will be validly issued, nonassessable and fully paid under Texas corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

(n) PEDCO shall have received the advice of its tax advisor, to the extent it deems necessary, that this transaction shall be a tax free reorganization as to PEDCO and all of the PEDCO Stockholders.

(o) No event or conditions shall have occurred prior to the Closing Date or be reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has had or is reasonably likely to have a material adverse effect on BLAST, and PEDCO shall have received a certificate signed on behalf of BLAST by the Chief Executive Officer or the Chief Financial Officer of BLAST to such effect.

(p) PEDCO shall have received all necessary and required approvals and consents from required parties and from its stockholders.

(q) PEDCO has completed to its reasonable satisfaction its due diligence review of BLAST and its subsidiaries, finances, business and operations.

(r) The BLAST Common Stock continues to be quoted on the Over the Counter Bulleting Board, and BLAST has not received any notice of any pending removal therefrom.

10. Conditions Precedent to the Obligations of BLAST and BLAST Sub.  All obligations of BLAST and BLAST Sub under this Agreement are subject to the fulfillment, prior to or at the Closing and the Effective Merger Date, of each of the following conditions:

(a) The representations and warranties by PEDCO contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing and the Effective Merger Date as though such representations and warranties were made at and as of such times.

(b) PEDCO shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

(c) The capitalization of PEDCO shall be as set forth in Section 5 herein, and, further, PEDCO shall have no more than an aggregate of 45 million shares issued and outstanding, or committed for future issuance, on a fully-diluted basis (including all issued and outstanding Common Stock, Preferred Stock, options, warrants, and issuance commitments, including, without limitation, the Niobrara Shares, and the Eagle Ford Shares) prior to the Closing, without the prior written consent of BLAST (the “PEDCO Share Limitation”).

(d) PEDCO shall have received all necessary and required approvals and consents from required parties and from its directors and stockholders.

(e) PEDCO shall have received at least $3 million in funds and subscriptions to purchase its Series A Preferred Stock in the Private Placement.

(f) As of the Effective Merger Date, there shall be no more than thirty-five (35) stockholders of PEDCO who are not “accredited investors,” as that term is defined in Regulation D promulgated under the Securities Act, and the issuance of the securities to the PEDCO Stockholders in the Merger shall otherwise be exempt from registration under the Securities Act.

(g) The requisite number of BLAST’s shareholders shall have duly approved the Amendment of the Articles and the Merger.

(h) Each PEDCO security holder shall have provided BLAST a representation and warranty in form and substance reasonably acceptable to BLAST and its counsel that such security holder is either (a) an “accredited investor” or a non-U.S. investor; or (b) has reviewed and familiarized themselves with BLAST’s SEC filings and related disclosures (subject to not more than 35 of PEDCO’s security holder’s being non-“accredited investors”), and including such other representations, confirmations and warranties as BLAST and its counsel may deem reasonably necessary to confirm that the issuance of securities of BLAST to such PEDCO security holders is exempt from registration under Regulation D, Rule 506, and/or Regulation S of the Securities Act.

(i) No event or conditions shall have occurred prior to the Closing Date or be reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has had or is reasonably likely to have a material adverse effect on PEDCO, and BLAST shall have received a certificate signed on behalf of PEDCO by the Chief Executive Officer or the Chief Financial Officer of PEDCO to such effect.

(j) BLAST has completed to its reasonable satisfaction its due diligence review of PEDCO and its subsidiaries, finances, business and operations.

11. Survival. The representations, warranties, and agreements contained in this Agreement, and in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing.

12. Nature of Representations.  All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

13. Documents at Closing.  At the Closing, the following documents shall be delivered:

(a) PEDCO will deliver, or will cause to be delivered, to BLAST the following:

(1)  a certificate executed by the President of PEDCO to the effect that all representations and warranties made by PEDCO under this Agreement are true and correct as of the Closing and as of the Effective Merger Date, the same as though originally given to BLAST or BLAST Sub on said date;

(2) a certificate from the state of PEDCO's incorporation dated within five business days of the Closing to the effect that PEDCO is in good standing under the laws of said state;

(3) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(4) executed copy of the Articles of Merger for filing in Nevada;

(5) certified copies of resolutions adopted by the stockholders and directors of PEDCO authorizing the Merger; and

(6) all other items, the delivery of which is a condition precedent to the obligations of BLAST and BLAST Sub, as set forth herein; and

(b) BLAST and BLAST Sub will deliver or cause to be delivered to PEDCO:

(1) stock certificates representing those securities of BLAST to be issued as a part of the Merger as described in Section 3 hereof;

(2) a certificate of the President of BLAST and BLAST Sub, respectively, to the effect that all representations and warranties of BLAST and BLAST Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to PEDCO on said date;

(3) certified copies of resolutions adopted by BLAST's and BLAST Sub's Board of Directors and BLAST Sub's stockholder authorizing the Amendment of the Articles and the Merger and all related matters;

(4) a certificate from the Nevada and Texas Secretary of State, as applicable, dated within five business days of the Closing Date that the Articles of Merger and the Restated Articles of Incorporation have been accepted for filing;

(5) certificates from the jurisdiction of incorporation of BLAST and BLAST Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(6) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(7) written resignation of all of the officers and directors of BLAST and BLAST Sub as of the Closing and written appointment of the PEDCO nominees as directors and officers; and

(8) all other items, the delivery of which is a condition precedent to the obligations of PEDCO, as set forth herein.

14. Miscellaneous.

(a) Further Assurances.  At any time, and from time to time, after the Effective Merger Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b) Waiver.  Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c) Termination.  This Agreement and all obligations hereunder (other than those under Sections 14 (c) and (l)) may be terminated (i) after June 1, 2012 at the discretion of either party if the Closing has not occurred by June 1, 2012 (unless the Closing date is extended with the consent of both PEDCO and BLAST) for any reason other than the default hereunder by the terminating party, (ii) at any time by the non-breaching party if any of the representations and warranties made herein by the other party have been materially breached, (iii) by any party at any time by giving written notice to the other party in the event that either party’s board of directors concludes that termination would be in the best interests of said corporation’s stockholders, or in the event that either party fails to receive the requisite stockholder vote.  If any party terminates this Agreement as described above, then all rights and obligations of the parties hereunder shall terminate any further liability of any party to any other party; provided however, that:(1) the provisions of Section 8(a)(2) shall remain binding hereunder, (2) the prior confidentially agreement, executed by the parties on or about October 20, 2011, shall remain in effect, and (3) the initial deposit of $30,000 (the “Initial Deposit”) paid by PEDCO to BLAST under the Term Sheet, dated on or about October 20, 2011 between the Parties, and any Fee Advances made by PEDCO to BLAST under Section 14(l), shall be repaid by BLAST to PEDCO no later than ten (10) business days following the date of termination.

(d) Amendment.  This Agreement may be amended only in writing as agreed to by all parties hereto.

(e) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested, or when sent via nationally recognized overnight courier, to the intended recipient as set forth below:

If to BLAST or BLAST Sub:

Blast Energy Services, Inc.
14550 Torrey Chase Blvd, Suite 330
Houston, Texas 77014
Attn: John MacDonald, Chief Financial Officer

With a copy to:

David M. Loev
The Loev Law Firm, PC
6300 West Loop South
Suite 280
Bellaire, Texas 77401

If to PEDCO:
Pacific Energy Development Corp.
4125 Blackhawk Plaza Circle, Suite 201A
Danville, CA 94506
Attn:  Chief Executive Officer
With cc to:  General Counsel

(f) Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i) Entire Agreement.  This Agreement and the attached Exhibits, is the entire agreement of the parties covering everything agreed upon or understood in the transaction.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j) Time.  Time is of the essence.

(k) Severability.  If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l) Responsibility and Costs. In the event that the Merger is not consummated, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto.  Further, PEDCO agrees to reimburse BLAST for BLAST’s reasonable professional fees and services related to the consummation of the transaction contemplated hereby (“Fee Advances”), provided that such Fee Advances are approved by PEDCO in advance.  BLAST may reduce any outstanding Fee Advances by paying such amounts to PEDCO.  In the event this Agreement is terminated for any reason prior to the consummation of the Merger, the Fee Advances shall be repaid by BLAST to PEDCO no later than ten (10) business days following the date of termination.  Further, in the event that the Merger is consummated, any Fee Advances which remain outstanding shall reduce the BLAST Conversion Amount on a one dollar per share basis.  For example, if upon the Effective Merger Date, PEDCO has paid BLAST $100,000 in Fee Advances, the BLAST Conversion Amount shall be reduced by 100,000, and would be 2,300,000.

(m) Applicable Law.  This Agreement shall be construed and governed by the internal laws of the State of California without reference to principles of conflicts of laws.

(n) Jurisdiction and Venue.  Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in San Francisco County, State of California, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

BLAST ACQUISITION CORP. By: /s/ Roger P. Herbert Roger P. (Pat) Herbert, President	BLAST ENERGY SERVICES, INC. By: /s/ Roger P. Herbert Roger P. (Pat) Herbert, President
PACIFIC ENERGY DEVELOPMENT CORP. By: /s/ Frank Ingriselli Frank Ingriselli, President

Schedule 5(a)

PEDCO Capitalization Table

Shareholder	Common Stock

Founder Common Stock	14,520,000
Common Stock (Restricted Stock Grants - Non-Plan)	1,682,261

Outstanding Shares Total	16,202,261

Series A Preferred	7,501,669

Preferred Stock	7,501,669

Warrants-Investors	480,000
Warrants - Compensation (Employees)	100,000
Incentive Option Grants (Standalone Plan)	530,000

Warrants/Options	1,110,000

Grand Total - Fully Diluted	24,813,930

Schedule 5(c)

PEDCO Undisclosed Liabilities

a. PEDCO has entered into a Consulting Agreement with Liviakis Financial Communications, Inc., dated December 5, 2011, pursuant to which PEDCO issued an aggregate of 696,666 shares of Common Stock to Liviakis Financial Communications, Inc., and an affiliate thereof.  These shares are reflected in PEDCO’s capitalization representations disclosed in the Agreement.

b. PEDCO has entered into the Condor Energy Technology LLC (“Condor”) Operating Agreement, dated October 31, 2011, with MIE Jurassic Energy Corporation (“MIE Jurassic”), pursuant to which MIE Jurassic owns 80% of Condor, and PEDCO owns 20% of Condor, and, further, PEDCO has committed to transfer and assign, and effective October 31, 2011 has transferred and assigned, 62.50% of its interest in those certain oil and gas interests located in the State of Colorado’s Niobrara shale formation to Condor.

c. PEDCO has entered into a Stock Purchase Agreement, dated December 16, 2011, with the shareholders of Excellong E&P-2, Inc. and Excellong Inc., pursuant to which the Company plans to acquire Excellong E&P-2, Inc., a Texas entity holding certain oil and gas interests located in the State of Texas’s Eagle Ford shale formation, in exchange for the payment by PEDCO of $2.5 million in cash, and the issuance of the Eagle Ford Shares.

d. PEDCO and its former Chief Financial Officer, Lawrence Davis, terminated their relationship effective December 23, 2011.  PEDCO paid $13,000 to Mr. Davis as a cash bonus award due in accordance with the consulting agreement PEDCO entered into with Mr. Davis and, in exchange for a release signed by Mr. Davis, PEDCO paid to Mr. Davis an additional $5,000 in cash severance.  Upon the effective date of termination of Mr. Davis’ engagement on December 23, 2011, all 300,000 shares of PEDCO restricted Common Stock previously issued to Mr. Davis were forfeited to PEDCO and are no longer issued and outstanding.

e. In connection with PEDCO’s Private Placement, PEDCO is obligated to pay to certain placement agents engaged by PEDCO the following compensation in connection with investments originated by such placement agents:  (i) eight percent (8%) of the investment amount with respect to investments originated by the placement agents in the Private Placement; (ii) a warrant to purchase shares of Series A Preferred Stock of PEDCO equal to ten percent (10%) of the total shares of Series A Preferred Stock purchased by investors in the Private Placement introduced by the placement agents, at an exercise price equal to $0.75 per share; and (iii) shares of Series A Preferred Stock of PEDCO equal to an aggregate of two percent (2%) of the total shares purchased by investors introduced by the placement agents in the Private Placement.  As of the hereof, PEDCO is not obligated to pay any compensation to the placement agents with respect to Series A Preferred Stock previously issued in the Private Placement.

Schedule 5(d)

PEDCO Subsequent Events

a. PEDCO and its former Chief Financial Officer, Lawrence Davis, terminated their relationship effective December 23, 2011.  PEDCO paid $13,000 to Mr. Davis as a cash bonus award due in accordance with the consulting agreement PEDCO entered into with Mr. Davis and, in exchange for a release signed by Mr. Davis, PEDCO paid to Mr. Davis an additional $5,000 in cash severance.  Upon the effective date of termination of Mr. Davis’ engagement on December 23, 2011, all 300,000 shares of PEDCO restricted Common Stock previously issued to Mr. Davis were forfeited to PEDCO and are no longer issued and outstanding.

b.  PEDCO has entered into a Stock Purchase Agreement, dated December 16, 2011, with the shareholders of Excellong E&P-2, Inc. and Excellong Inc., pursuant to which the Company plans to acquire Excellong E&P-2, Inc., a Texas entity holding certain oil and gas interests located in the State of Texas’s Eagle Ford shale formation, in exchange for the payment by PEDCO of $2.5 million in cash, and the issuance of the Eagle Ford Shares.

Exhibit 5(i)

PEDCO Subsidiaries

Condor Energy Technology LLC, a Nevada limited liability company

Pacific Energy & Rare Earth Limited, a HK limited company

Blackhawk Energy Limited, a BVI limited company

PEDCO has entered into a Stock Purchase Agreement, dated December 16, 2011, with the shareholders of Excellong E&P-2, Inc. and Excellong Inc., pursuant to which the Company plans to acquire Excellong E&P-2, Inc., a Texas entity holding certain oil and gas interests located in the State of Texas’s Eagle Ford shale formation, in exchange for the payment by PEDCO of $2.5 million in cash, and the issuance of the Eagle Ford Shares.

Schedule 5(u)

PEDCO Affiliate Transactions

a. PEDCO has entered into the Condor Energy Technology LLC (“Condor”) Operating Agreement, dated October 31, 2011, with MIE Jurassic Energy Corporation (“MIE Jurassic”), an Affiliate of MIE Holdings Corporation (“MIE”), pursuant to which MIE Jurassic owns 80% of Condor, and PEDCO owns 20% of Condor, and, further, PEDCO has committed to transfer and assign, and effective October 31, 2011 has transferred and assigned, 62.50% of its interest in those certain oil and gas interests located in the State of Colorado’s Niobrara shale formation to Condor.  MIE, a leading independent upstream onshore oil company operating in China and abroad, is an Affiliate of PEDCO due to its beneficial ownership of 4,000,000 shares of PEDCO Series A Preferred Stock it acquired from PEDCO on October 31, 2011 in the Private Placement at a price of $0.75 per share, pursuant to a Subscription Agreement entered into with PEDCO.

b. Since the founding of PEDCO, an aggregate of 14,520,000 shares of PEDCO Common Stock have been directly and indirectly purchased by various parties as founder’s shares for nominal value, including: 7,600,000 shares currently beneficially owned by PEDCO director, President and Chief Executive Officer Mr. Frank C. Ingriselli (including the shares issued to Global Venture Investments LLC (“GVEST”), an entity wholly owned and controlled by Mr. Ingriselli; 2,000,000 shares currently beneficially owned by PEDCO director, Senior Vice President and Managing Director, China, Mr. Jamie Tseng; and 1,875,000 shares currently beneficially owned by PEDCO Executive Vice President, General Counsel and Secretary, Mr. Clark R. Moore.

c. GVEST and PEDCO entered into a Subscription Agreement, dated April 30, 2011, pursuant to which GVEST contributed the rare earth JV interest to PEDCO in exchange for 4,100,000 shares of PEDCO Common Stock.

d. Mr. Michael L. Peterson, the Executive Vice President of PEDCO, and Mr. Lawrence Davis, the former Chief Financial Officer of PEDCO, acquired 700,000 and 300,000 shares of PEDCO restricted Common Stock, respectively, from PEDCO at a price of $0.08 per share, which shares are subject to repurchase in the event certain vesting milestones are not achieved.  Mr. Peterson has also been granted an option to purchase 300,000 shares of PEDCO Common Stock, at an exercise price of $0.08 per share, subject to certain vesting milestones.  Effective December 23, 2011, as a result of Mr. Davis’ separation from PEDCO, all 300,000 shares of PEDCO restricted Common Stock held by Mr. Davis were forfeited to PEDCO.

e. GVEST loaned PEDCO $900,000, as evidenced by a secured convertible promissory note (the “GVEST Note”), dated July 6, 2011.   The GVEST Note accrued interest at a rate of 3% per annum, compounded annually.  Pursuant to the terms of the GVEST Note, all principal under the GVEST Note was converted into 2,400,000 shares of PEDCO Series A Preferred Stock on October 31, 2011, all accrued interest was paid in cash, and the GVEST Note was cancelled.   In addition, in accordance with the terms of the GVEST Note, upon conversion of the GVEST Note principal effective October 31, 2011, PEDCO issued to GVEST a 3-year warrant to purchase an additional 480,000 shares of PEDCO Series A Preferred Stock with an exercise price equal to $0.75 per Share.  The warrants may be exercised on a cashless basis.

f. GVEST purchased 266,667 shares of PEDCO Series A Preferred Stock at a price of $0.75 per share in the Private Placement on October 31, 2011, pursuant to a Subscription Agreement entered into with PEDCO.

g. Mr. Ingriselli loaned PEDCO $200,000 pursuant to a Secured Promissory Note, dated February 14, 2011 (the “Ingriselli Note”).  The Ingriselli Note accrued interest at a rate of 3% per annum, compounded annually.  All principal and accrued interest under the Ingriselli Note was paid in full on October 31, 2011, and the Ingriselli Note was cancelled.

h. PEDCO has entered into an employment agreement with Frank Ingriselli, its President and Chief Executive Officer, pursuant to which, effective June 15, 2011, Mr. Ingriselli has been employed by PEDCO with a base annual salary of $200,000 ($350,000 commencing November 1, 2011), and a target annual cash bonus of between 20% and 40% of his base salary, awardable by the Board in its discretion.  In addition, Mr. Ingriselli’s employment agreement includes, among other things, severance payment provisions that would require PEDCO to make lump sum payments equal to 36 months’ salary and target bonus to Mr. Ingriselli in the event his employment is terminated without “cause” or if he voluntarily resigns for “good reason” (48 months in connection with a “change of control”), and continuation of benefits for up to 48 months, as such terms are defined in the employment agreement.  The employment agreement also prohibits Mr. Ingriselli from engaging in competitive activities during and following termination of his employment that would result in disclosure of PEDCO’s confidential information, but does not contain a general restriction on engaging in competitive activities.

i. PEDCO has entered into an employment agreement with Clark Moore, its Executive Vice President and General Counsel, pursuant to which, effective June 1, 2011, Mr. Moore has been employed by PEDCO with a base annual salary of $150,000 ($250,000 commencing November 1, 2011), and a target annual cash bonus of between 20% and 40% of his base salary, awardable by the Board in its discretion.  In addition, Mr. Moore’s employment agreement includes, among other things, severance payment provisions that would require PEDCO to make lump sum payments equal to18 months’ salary and target bonus to Mr. Moore in the event his employment is terminated without “cause” or if he voluntarily resigns for “good reason” (36 months in connection with a “change of control”), and continuation of benefits for up to 36 months, as such terms are defined in the employment agreement.   The employment agreement also prohibits Mr. Moore from engaging in competitive activities during and following termination of his employment that would result in disclosure of PEDCO’s confidential information, but does not contain a general restriction on engaging in competitive activities.

j. On August 16, 2011, PEDCO entered into a Consulting Agreement engaging Lawrence M. Davis to serve as PEDCO’s Chief Financial Officer.  Pursuant to the agreement, Mr. Davis provides financial and accounting services to PEDCO.  This agreement was terminated effective December 23, 2011.

k. On September 1, 2011, PEDCO entered into a Consulting Agreement engaging Michael L. Peterson to serve as PEDCO’s Executive Vice President.  Pursuant to the agreement, Mr. Peterson serves as PEDCO’s Executive Vice President for an initial monthly fee of $10,000 per month.  Upon PEDCO funding at least $3 million in PEDCO’s Private Placement (excluding MIE’s investment and conversion of the GVEST convertible promissory note), the monthly fee shall increase to $15,000 per month, and upon the funding of at least $6 million in the Private Placement (excluding MIE’s investment and conversion of the GVEST convertible promissory note), the monthly fee shall increase to $20,000 per month.  In addition, PEDCO issued to Mr. Peterson an option to purchase 300,000 shares of PEDCO Common Stock and 700,000 shares of PEDCO restricted Common Stock, subject to vesting upon PEDCO’s achievement of milestones tied to financing and going public through the effectiveness of the registration of a class of its securities or a merger with a public company (“gone public”).  Furthermore, in the event PEDCO has raised at least $5 million in the Private Placement (excluding MIE’s investment and conversion of the GVEST convertible promissory note), or PEDCO has “gone public,” then if PEDCO terminates his engagement without “Cause” (as defined in the agreement), then 50% of the options and restricted stock granted to Mr. Peterson shall automatically vest, and PEDCO must pay to Mr. Peterson a cash amount equal to six times (6x) his then-current monthly fee.  In the event PEDCO has both raised at least $5 million in the Private Placement (excluding MIE’s investment and conversion of the GVEST convertible promissory note), and PEDCO has “gone public,” then if PEDCO terminates his engagement without “Cause” (as defined in the agreement), then 100% of the options and restricted stock granted to Mr. Peterson shall automatically vest, and PEDCO must pay to Mr. Peterson a cash amount equal to six times (6x) his then-current monthly fee.  The agreement has an initial term of six (6) months, expiring March 31, 2012, and is terminable by either party thereafter upon thirty (30) days written notice.  Mr. Peterson is the former Chief Executive Officer, former director, and current substantial shareholder of BLAST.

l. PEDCO has entered into a Consulting Agreement with Liviakis Financial Communications, Inc., dated December 5, 2011, for certain investor relations services, pursuant to which PEDCO issued an aggregate of 696,666 shares of PEDCO Common Stock to Liviakis Financial Communications, Inc., and an employee thereof.  John Liviakis, the President and owner of Liviakis Financial Communications, Inc., beneficially owns an aggregate of 1,333,333 shares of PEDCO Common Stock (including shares held by Liviakis Financial Communications, Inc.).

Exhibit 6(c)

BLAST Subsidiaries

Eagle Domestic Drilling Operations LLC, – a Texas limited liability company, whose sole member is Blast Energy Services, Inc.

Blast AFJ, Inc., a Delaware corporation, wholly owned by Blast Energy Services, Inc.

Blast Acquisition Corp., a Nevada corporation, Blast Energy Services, Inc.

Exhibit 6(i)
Outstanding Convertible Securities

•	Series A Preferred Stock convertible into 6,000,000 shares of Common Stock

•	Series B Convertible Preferred Stock convertible into one (1) share of Common Stock

•	There are outstanding options to purchase 4,350,459 shares common stock under the 2003 Stock Option Plan and 2009 Stock Incentive Plan.

•	Warrant to purchase 25,095,089 shares of Common Stock

•	Promissory Note to Berg McAfee Companies LLC convertible as of 12/12/11 into approximately 72,121,850 shares of Common Stock under the Debt Conversion Agreement of even date herewith

•	Promissory Note to Clyde Berg convertible as of 12/12/11 into approximately 5,459,750 shares of Common Stock under the Debt Conversion Agreement of even date herewith

•	1,150,000 shares of Common Stock issuable and arising from the class action settlement from 2005.

•	Accrued pay to Board of Directors converting into approximately 14,075,000 shares of Common stock at $0.02 per share.

•	Short term notes from Board of Directors converting into approximately 307,500 shares of Common stock at $0.02 per share

•	Accrued pay to Employees converting into approximately 8,745,834 shares of Common stock at $0.02 per share.

•	Accrued vacation to Employees converting into approximately 2,552,083 shares of Common stock at $0.02 per share.

•	Accrued Finders’ Fees to affiliates of Trident Partners converting into approximately 5,849,500 shares of Common stock at $0.02 per share

Total outstanding convertible securities:             145,707,066
Total outstanding Common Stock:                        70,275,905

Exhibit 6(p)

BLAST Officers, Directors, Employees, Consultants and Independent Contractors

•	Roger P. (Pat) Herbert interim President, CEO and Chairman of the Board of Directors
•	John MacDonald, Chief Financial Officer and Corporate Secretary
•	Donald E. Boyd, Director
•	Andrew Wilson, Non-executive VP of Business Development (resigned on 12/31/11)
•	The Loev Law Firm, PC
•	Steven D. Lee, attorney-at-law
•	GBH CPAs, PC
•	Sandy and Kurt Mire, the company’s oil and gas engineer
•	Sandy Livney, CPA
•	Mire & Associates Inc.
•	Hannah Loev, Loev Corporate Filings, Inc.
•	J. Jan Jircik, PC

Exhibit 6(q)

Other BLAST Material Contracts and Commitments

•
The Note Purchase Agreement, Warrant and related documents by and between Blast and a third party lender, as reported in the Current Report on Form 8-K filed March 2, 2011, and as amended in Current Report on Form 8-K filed October 13, 2011, and further amended in current report filed December 27, 2011.

•
The Farmout Agreement by and between Blast, Solimar Energy LLC and Neon Energy Corporation (the “Farmout Agreement”), as amended, and as reported in the Current Report on Form 8-K filed March 2, 2011, and amended in the Current Report on Form 8-K filed December 27, 2011

•
The Promissory Notes with Berg McAfee Companies, LLC and Clyde Berg, originally dated February 27, 2008, and amended January 5, 2011 and as further in connection with Debt Conversion and Voting Agreement executed contemporaneously with this Merger Agreement.

•
Sugar Valley Purchase Agreement between Blast and Sun Resources as reported in the Current Report on Form 8-K filed September 23, 2010, and as amended in Current Report on Form 8-K filed December 7, 2010

•	Finders Fee Agreement between Blast and Trident Partners as reported in the Current Report on Form 8-K filed March 2, 2011

•	Contracts listed in Exhibit 9(j)

Exhibit 9(j)

BLAST Fully Satisfied, Waived or Converted Promissory Notes

•
Secured Promissory Note with Berg McAfee Companies, LLC, a California limited liability company, dated February 27, 2008, and as amended on January 5, 2011, and as further amended under the Debt Conversion Agreement of even date herewith, in the aggregate principal amount of $1,120,000.

•	Promissory Note with Clyde Berg, dated May 19, 2011, and as amended under the Debt Conversion Agreement of even date herewith, in the aggregate principal amount of $100,000.

•	The Company intends to convert various outstanding obligations (as of 12/31/11) owing to its Board of Directors, various executives, and its placement agent, as detailed in the Exhibit 6(i).